UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2025

DYNARESOURCE, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-30371	94-1589426
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

The Urban Towers 222 W. Las Colinas Blvd. Suite 1910 - North Tower
Irving, Texas		75039
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (972) 869-9400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 23, 2025, DynaResource, Inc. (the “Company”) approved the engagement of David Keough through his consulting company, Vulcan’s Forge Capital Pty. Ltd.(“Consultant”) to perform the functions of a Chief Operating Officer.

Mr. Keough, 62, is an experienced mining executive with over 35 years of experience in the mining industry, spanning exploration, engineering, mine operations (open pit and underground), corporate development, contracting, consulting, project development, and construction. His extensive geographic and corporate experience includes operations across Latin America, North America, Europe, Africa, and the Asia-Pacific region. He has direct experience across a range of commodities, including precious metals, base metals, mineral sands, and lithium, and has held a number of executive director roles with both private and public companies in Australia and Canada. Mr. Keough also brings broad board-level experience, having served on audit, sustainability, and compensation committees. During his career, Mr. Keough worked with Placer Dome (Australia) and Minera Alumbrera (Argentina) and spent six years with Goldcorp Inc. in senior corporate development and operational roles across multiple jurisdictions, prior to his appointment as Executive Vice President and Chief Operating Officer of Crocodile Gold. He later served as Executive Director and Chief Operating Officer of Goldrock Inc., which successfully permitted the Lindero Gold Project in Argentina and was subsequently acquired by Fortuna Silver Mines Inc. Since January 2021, Mr. Keough has provided mining consultancy services through Vulcan’s Forge Capital Pty. Ltd. Mr. Keough holds a Bachelor of Science degree and a postgraduate diploma in Mineral Economics from James Cook University (Queensland). He is a Fellow of the Australian Institute of Mining and Metallurgy and an accredited Chartered Professional (Management) and holds Open Pit Mine Manager’s Certificates of Competency in Western Australia.

In connection with the foregoing engagement, on August 12, 2025, the Company granted 450,000 restricted stock units (“RSUs”) to Consultant, which RSUs vest in three equal annual installments on each of the first three anniversaries following the grant date.

Additionally, in connection with the foregoing engagement, the Company entered into a Consulting Agreement with Consultant dated February 26, 2026, but made effective as of August 15, 2025 (the “Consulting Agreement”). Under the terms of the Consulting Agreement, Consultant will be paid a monthly consulting fee of $20,000 and is eligible to receive an annual discretionary cash bonus, as determined by the compensation committee of the Company’s board of directors (the “Compensation Committee”), of up to 50% of the total consulting fees billed by Consultant to the Company during the prior calendar year. Furthermore, as determined in the sole discretion of the Compensation Committee, Consultant may also be eligible to receive equity awards under the Company’s equity incentive plans. Finally, Consultant is also entitled to reimbursement for all reasonable out-of-pocket expenses it incurs while performing the required services under the Consulting Agreement, subject to providing such documents, expense statements, and/or other supporting information as the Company may reasonably request.

Under the terms of the Consulting Agreement, if the Company terminates the Consulting Agreement at any time without cause (as defined in the Consulting Agreement), Consultant will be entitled to receive, in addition to any accrued compensation, an amount equal to nine months of consulting fees plus the prorated portion of Consultant’s annual target bonus for such nine month period. Additionally, in the event the Consulting Agreement is terminated by the Company without cause or by Consultant for good reason (as defined in the Consulting Agreement) within 12 months following a change in control (as defined in the Consulting Agreement), the Company is obligated to pay Consultant an amount equal to 18 months of consulting fees at the rate in effect at termination, plus 18 months of bonus, calculated on a prorated basis based on Consultant’s annual target bonus.

The foregoing description of the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Consulting Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

d)
Exhibits

Exhibit No.	Description
10.1	Consulting Agreement dated February 26, 2026 by and between DynaResource, Inc. and Vulcan’s Forge Capital Pty. Ltd.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNARESOURCE, INC.

Date:	March 4, 2026	By:	/s/ Rohan Hazelton
Rohan Hazelton, President & Chief Executive Officer